Exhibit 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

of

WESTERN DIGITAL CORPORATION

Pursuant to Section 151(g) of the

Delaware General Corporation Law

Western Digital Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

First: Pursuant to the authority expressly vested in the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board of Directors of the Company previously adopted resolutions creating and authorizing 900,000 shares of Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”), as filed with the Delaware Secretary of State on January 31, 2023.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding as of the date hereof and none will be issued subject to the Certificate of Designations from and after the date hereof.

Third: Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to the Certificate of Incorporation, the Board of Directors adopted resolutions on February 24, 2026, approving the elimination of the Series A Preferred Stock as set forth herein:

“RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding as of the date hereof and none will be issued subject to the Certificate of Designations from and after the date hereof.

RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Certificate of Designations shall be eliminated from the Certificate of Incorporation with respect to the Series A Preferred Stock.

RESOLVED, that the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, any Executive Vice President and any other officer of the Company (each, an “Authorized Officer,” and together, the “Authorized Officers”) be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute, and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all additional documents required to be filed therewith.

Fourth: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series A Preferred Stock.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name under the penalties of perjury and executed by its duly authorized officer this 24th day of February, 2026.

By:	/s/ Cynthia Tregillis
Name:	Cynthia Tregillis
Title:	Executive Vice President, Chief Legal Officer and Secretary